Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated November 4, 2011 and August 6, 2012, with respect to the consolidated financial statements of SWH, Inc. as of December 31, 2010 and for the year ended, and as of February 2, 2011 and for the period of January 1, 2011 through February 2, 2011, respectively, included in the Current Report of Steel Excel Inc. on Form 8-K/A dated August 15, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Steel Excel Inc. on Form S-8 (File No. 333-137397, File No. 333-119271 and File No. 333-118090).

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
August 15, 2012